Exhibit 23.12

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-222501) and related Prospectus of American Midstream Partners, LP for the registration of Common Units representing limited partner interests and to the incorporation by reference therein of our report dated June 29, 2016, with respect to the financial statements of Okeanos Gas Gathering Company, LLC as of and for the years ended December 31, 2015 and 2014 included in the Annual Report (Form 10-K) of American Midstream Partners, LP for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

February 9, 2018